Exhibit 10.8

AMENDMENT NO. 1

TO AMENDED AND RESTATED FLOW COMMERCIAL MORTGAGE LOAN PURCHASE AGREEMENT

This Amendment No. 1 to the Amended and Restated Flow Commercial Mortgage Loan Purchase Agreement dated and effective as of June 1, 2016 (this “Amendment”) is made as of September 27, 2017 by and between PENNYMAC CORP., as Purchaser, and PENNYMAC LOAN SERVICES, LLC, as Seller.

RECITALS

WHEREAS, the Purchaser and the Seller previously entered into an Amended and Restated Flow Commercial Mortgage Loan Purchase Agreement, dated as of June 1, 2016 (the “Existing Purchase Agreement”);

WHEREAS, Purchaser has entered into that certain Mortgage Selling and Servicing Contract, Addendum to Mortgage Selling And Servicing Contract, Reserve Agreement, and Master Loss Sharing Agreement, each effective as of August 1, 2017, (collectively, together with the Fannie Mae Guide, the “Lender Contract”) with Fannie Mae, a corporation duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq., and duly organized and existing under the laws of the United States of America (“Fannie Mae”);

WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first-lien commercial mortgage loans (the “Mortgage Loans”), including Fannie Mortgage Loans, on a servicing released basis as described herein, and which shall be delivered individually on various dates as provided herein (each, a “Closing Date”); and,

WHEREAS, the parties hereto have requested that the Existing Purchase Agreement be amended on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree that the Existing Purchase Agreement be amended to reflect certain agreed upon revisions as follows:

SECTION 1.Defined Terms.  Section 1.01 of the Existing Purchase Agreement is hereby amended as follows:

1.1New Defined Terms: Section 1.01 of the Existing Purchase Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Fannie Mae”: The Federal National Mortgage Association or any successor thereto.

“Fannie Mae Guide” means the Fannie Mae Multifamily Selling and Servicing Guide, including any exhibits, appendices or other referenced forms, as such Guide is amended, modified, supplemented, restated or superseded from time to time. The Fannie Mae Multifamily Selling and Servicing Guide currently contains only Part I: the Glossary, Part II: Lender Contractual Relationship, and Part III: New Underwriting, consisting of three (3) Subparts: Part IIIA: Base Underwriting Requirements, Part IIIB: Underwriting for Special Asset Classes, and Part IIIC: Underwriting for Special Product Features or Executions, Part IV: Mortgage Loan Commitment, Delivery, and Purchase Procedures, and Part V: Servicing and Asset Management. Additional Parts will be published by Fannie Mae from time to time. For the purposes of this First Amendment, provisions in the Guide applicable to DUS loans shall apply to the Fannie Mortgage Loans, unless otherwise provided herein.

“Fannie Mortgage Loan” means a “Small Mortgage Loan” as defined in the Fannie Mae Guide or a Mortgage Loan providing financing for the acquisition or refinance of conventional multifamily housing on a Mortgaged Property with five to fifty units and eligible for delivery to Fannie Mae under the terms of the Fannie Mae Guide and the Lender Contract.

“Lender Contract” has the meaning specified in the Fannie Mae Guide, including those agreements referred to in Recital B of this Agreement.

“Loss Sharing Agreement” means the Fannie Mae Master Loss Sharing Agreement between the Purchaser and Fannie Mae (as amended or restated from time to time).

“Reserve Agreement” means the Fannie Mae Reserve Agreement among the Purchaser, U.S. Bank, N.A., and Fannie Mae (as amended or restated from time to time).

“Servicing Fee”: A fee that Purchaser receives, pursuant to the Fannie Mae Guide and Lender Contract, for the collection of payments and management of operational procedures related to a Mortgage Loan.

“Servicing Strip” has the meaning specified in the Fannie Mae Guide and is limited to the portion of the Purchaser’s Servicing Fee in excess of 25% of the Servicing Fee.

1.2Replacement Defined Terms.  Section 1.01 of the Existing Purchase Agreement is hereby amended by replacing each of the following definitions in its entirety as follows:

“Initial Rate”: The stated Mortgage Rate with respect to an ARD Loan, a Freddie Mac SBL Loan, or a Fannie Mortgage Loan which is a Hybrid ARM under the Guide or Fannie Mae Guide, respectively, as of the Cut-off Date.

“Purchase Price and Terms Agreement”: With respect to each Mortgage Loan, an agreement, in the form attached hereto as Exhibit B, by and between the Seller and the Purchaser. For Freddie Mac SBL Loans, the alternative form of Schedule 3 in Exhibit B shall be used.  For Fannie Mortgage Loans, the alternative form of Schedule 4 in Exhibit B shall be used.

1.3Capitalized Terms Not Defined.  A new Section 1.02 is added to the Existing Purchase Agreement as follows:

Section 1.02 Capitalized Terms Not Defined.  With respect to Fannie Mortgage Loans, any capitalized terms not defined in this Agreement shall have the meaning set forth in the Fannie Mae Guide.

SECTION 2.Sale and Conveyance of Mortgage Loans; Delivery of Mortgage Loan Documents.  A new Section 2.01(h) is added to the Existing Purchase Agreement as follows:

(h) In the event that Purchaser agrees to offer a portion of its Servicing Strip as part of the Purchase Price, Seller expressly acknowledges that:

(i)each Fannie Mortgage Loan that is the subject of the Agreement is owned by Fannie Mae;

(ii)Fannie Mae has the right to terminate the Purchaser’s right to service any Mortgage Loan at any time and to remove from the Purchaser the files and records related to that Mortgage Loan;

(iii)all rights of Seller to any portion of the Servicing Fee from each Mortgage Loan are unsecured and totally subordinate to the rights of Fannie Mae at all times, and are immediately terminated without notice upon the termination of the Purchaser’s right to service the Mortgage Loan;

(iv)Fannie Mae is not required to pay any compensation to Seller under this Agreement or otherwise; and

(v)in case of inconsistencies between this Agreement and the Fannie Mae Guide or Lender Contract, the Fannie Mae Guide and Lender Contract must control.

SECTION 1.Prohibited Activities.  A new Section 2.10 is added to the Existing Purchase Agreement as follows:

Section 2.10 Prohibited Activities.  With respect to Fannie Mortgage Loans and except as otherwise expressly permitted by Fannie Mae, Seller is prohibited from:

(vi)using Fannie Mae’s name or logo in any manner;

(vii)indicating implicitly or explicitly that Seller is authorized to provide services to or originate Mortgage Loans for sale to Fannie Mae; or

(viii)otherwise indicating that Seller is a participant in any Fannie Mae product line.

SECTION 2.Additional Fannie Mae Services.  Section 3.02 of the Existing Purchase Agreement is deleted in its entirety and replaced with the following:

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

With respect to each Mortgage Loan other than a Freddie Mac SBL Loan or a Fannie Mortgage Loan, the Seller hereby makes the representations and warranties set forth on Exhibit C-1 to the Purchaser as of the related Closing Date. With respect to each Freddie Mac SBL Loan, the Seller hereby makes the representations and warranties set forth on Exhibit C-2 to the Purchaser as of the related Closing Date. With respect to each Fannie Mortgage Loan, the Seller hereby makes the representations and warranties set forth on Exhibit C-3 to the Purchaser as of the related Closing Date.  To the extent that any of the representations and warranties set forth on Exhibit C- 2 or Exhibit C-3 is inconsistent with the requirements of the Guide or the Fannie Mae Guide, respectively, the Guide or the Fannie Mae Guide, as applicable, shall control and such representation or warranty shall be interpreted to be given meaning consistent with the terms of the Guide or the Fannie Mae Guide, as applicable.

SECTION 3.Section 3.04 of the Existing Purchase Agreement is deleted in its entirety and replaced with the following:

Section 3.04 Non-Solicitation.

The Seller agrees that it shall not solicit any Mortgagors, and with respect to Freddie Mac SBL Loans or Fannie Mortgage Loans, any sponsors related to the Mortgage Loans (in writing or otherwise) to refinance any of the Mortgage Loans; provided, however, that (1) mass advertising or mailings (such as placing advertisements on television, on radio, in magazines or in newspapers or including messages in billing statements) that is not exclusively directed towards the Mortgagors, or (2) a solicitation for business from the Seller, its parent or affiliated companies to a Mortgagor that does not derive from a full or partial list of the Mortgagors shall not constitute “solicitation” and shall not violate this covenant. For the avoidance of doubt, the Seller and Purchaser are each free to solicit the Mortgagors and, with respect to Freddie Mac SBL Loans and Fannie Mortgage Loans, any sponsors related to the Mortgage Loans for loan products to finance properties other than the Mortgaged Properties.

SECTION 4.Section 4.01 of the Existing Purchase Agreement is deleted in its entirety and replaced with the following:

Section 4.01 Indemnification; Third Party Claims.

(a)Without limiting Section 3.03 hereof, but subject to the limitations set forth below, the Seller agrees to indemnify and hold harmless the Purchaser against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may incur or sustain in any way related to any acts or omissions by Seller occurring with respect to any of the Mortgage Loans prior to the related Closing Date, including without limitation any lender liability claims and other claims based on the alleged wrongful actions of Seller (collectively, “Claims”). The Seller shall immediately assume the defense of any such Claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such Claim. Nothing contained herein shall prohibit the Purchaser, at Seller’s expense, from retaining its own counsel to assist in such proceedings or to observe such proceedings.

(b)Without limiting Section 3.03 hereof, if a failure or breach of any of the foregoing representations and warranties set forth in Sections 3.01 or 3.02 exists as to or affects any Fannie Mortgage Loan, and Fannie Mae (i) requires Purchaser to pay an interim or final loss pursuant to the Loss Sharing Agreement, or (ii) requires Purchaser to deposit additional reserves in accordance with the terms of the Reserve Agreement, in any case related to such Fannie Mortgage Loan, Seller shall pay to Purchaser any such amounts by wire transfer of immediately available funds within five (5) Business Days after receiving notice from Purchaser of such amounts.  At final settlement of any loss between Purchaser and Fannie Mae, (a) if Seller has made interim loss sharing payments or reserve payments with respect to such Fannie Mortgage Loan, Seller shall receive a credit for such payments, and (b) if amounts are owed from Fannie Mae to Purchaser, Purchaser agrees to pay to Seller any excess amounts previously paid by Seller by wire transfer of immediately available funds.  Seller shall not be responsible to pay for increases in reserves pursuant to the Loss Sharing Agreement, Reserve Agreement, or Guide that are based solely on Purchaser’s election to change loss sharing methods, adverse changes in Purchaser’s net worth, liquidity or financial condition, or changes by Fannie Mae in its formula for Restricted Liquidity.

SECTION 5.A new additional Schedule 3 (FANNIE MORTGAGE LOANS) to Exhibit B (Form of Purchase Price and Terms Agreement) is added, immediately following Schedule 3 (FREDDIE MAC SBL LOANS), to the Existing Purchase Agreement as follows:

SCHEDULE 3

(FANNIE MORTGAGE LOANS)

TO THE PURCHASE PRICE AND TERMS AGREEMENT

Refer to any approved Waiver requests in the written Pre-Review approval provided by the Fannie Mae Deal Team in accordance with the requirements of the Fannie Mae Guide.

SECTION 6.A new Exhibit C-3 REPRESENTATIONS AND WARRANTIES (FANNIE MORTGAGE LOANS) is added to the Existing Purchase Agreement as follows:

(Attached to this Amendment as Exhibit A)

SECTION 7.Conditions Precedent.  This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

7.1Delivered Documents.  On the Amendment Effective Date, each party shall have received the following documents, each of which shall be satisfactory to such party in form and substance:

(a)this Amendment, executed and delivered by the duly authorized officers of the parties hereto; and

(b)such other documents as such party or counsel to such party may reasonably request.

SECTION 8.Representations and Warranties.  Each party represents that it is in compliance in all material respects with all the terms and provisions set forth in the Existing Repurchase Agreement on its part to be observed or performed.

SECTION 9.Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 10.Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 11.Counterparts.  This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Amendment.

SECTION 12.GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers or trustees as of the date first written above.

PENNYMAC CORP., as Purchaser

By:	/s/ Andrew S. Chang
	Name:	Andrew S. Chang
	Title:	Senior Managing Director and Chief Financial Officer

PENNYMAC LOAN SERVICES, LLC, as Seller

By:	/s/ Andrew S. Chang
	Name:	Andrew S. Chang
	Title:	Senior Managing Director and Chief Financial Officer

EXHIBIT A

(Exhibit C-3 Representations and Warranties (Fannie Mortgage Loans)

Exhibit C-3

REPRESENTATIONS AND WARRANTIES (FANNIE MORTGAGE LOANS)

For purposes of these representations and warranties, the phrase “to the knowledge of Seller” or “to Seller’s knowledge” will mean, except where otherwise expressly set forth below, the actual state of knowledge of Seller or any servicer acting on its behalf regarding the matters referred to, after Seller’s having conducted such inquiry and due diligence into such matters as would be customarily required by Fannie Mae’s underwriting standards represented in the Fannie Mae Guide. Capitalized terms not otherwise defined in this Exhibit C-3 will have the meaning set forth in the Fannie Mae Guide.

Seller represents and warrants, subject to the exceptions set forth in Schedule 1 to the Commitment, with respect to each Mortgage Loan, that as of the Funding Date, unless Fannie Mae specifies a different date, the following representations and warranties are true and correct in all material respects:

(1)

the Seller was, at all times relevant to its underwriting or origination of the Mortgage Loan, authorized to transact business and licensed in the jurisdiction where the Property is located or, if the Seller is not so authorized or licensed, that none of its activities related to lending, acquiring, holding, or selling the Mortgage Loan requires authorization to transact business or licensing in the jurisdiction where the Property is located;

(2)	the Seller is the sole owner and holder of the Mortgage Loan and has full right and authority to sell such Mortgage Loan to Fannie Mae;
(3)	the Seller’s right to sell the Mortgage Loan is not subject to any other party’s interest or Lien, or to an agreement with any other party;
(4)	the Mortgage Loan conforms to the requirements of this Guide, the Multifamily Underwriting Standards, and to all applicable requirements in the Lender Contract;
(5)

the Mortgage Note and any security agreements, chattel mortgages, or equivalent documents relating to it have been properly signed, are valid, and their terms may be enforced by us, our successors and assigns, subject to bankruptcy laws, Soldiers’ and Sailors’ Relief Acts, laws relating to administering decedents’ estate, and general principles of equity;

(6)

there is a mortgage title insurance policy, or other title evidence acceptable to Purchaser and Fannie Mae, on the property, and such title insurance policy is on a current ALTA form (or other generally acceptable form) issued by a generally acceptable insurance company;

(7)

the Seller has not made or knowingly received from others, any direct or indirect advance of funds in connection with the loan transaction on behalf of the borrower except as provided in the Fannie Mae Guide; provided that, this warranty does not cover payment of interest from the earlier of:

a.	the date of the mortgage note; or
b.	the date on which the mortgage proceeds were disbursed to
c.	the date one month before the first installment of principal and interest on the mortgage is due;
(8)	the Seller has no knowledge that any improvement to the property is in violation of any applicable zoning law or regulation;
(9)	the Mortgage Loan either meets or is exempt from any usury laws or regulations;
(10)

the Borrower is not in default under any of the terms of the Loan Documents and, with the passage of time, the giving of notice, or both, would not be in default under any of the terms of the Loan Documents;

(11)

the Mortgage Loan has not been materially modified, satisfied, cancelled, released, or subordinated, or if it has, then the Seller has notified Purchaser of such fact, and Purchaser and Fannie Mae have provided written approval of the matter;

(12)	to the best of the Seller’s knowledge, information and belief (based on the Seller’s exercise of due diligence, as a prudent lender, to discover all pertinent facts, information and circumstances):
a.

the credit reports and financial statements relating to the Borrower(s), and to any other person or entity required by the Guide in connection with the Mortgage, correctly reflect the financial condition of such person(s), without material exception;

b.

as of the date of disbursement of proceeds under the Mortgage, neither any Borrower under the Mortgage, or any general partner of a Borrower, any Key Principal(s) identified in the Loan Documents, or any guarantor of the Mortgage is currently the subject of any bankruptcy, reorganization, insolvency or comparable proceeding and, to the best of the Seller’s knowledge, no such bankruptcy, reorganization, insolvency or comparable proceedings are contemplated;

(13)	the Lien on the Property, any Personal Property, or any other Collateral securing the Mortgage Loan, is a valid and subsisting Lien;
(14)

to the best of the Seller’s knowledge, except as reflected on the title insurance policy delivered to Purchaser, no part of the Mortgaged Property subject to the lien of a Security Instrument is subject to the lien of any other mortgage, deed of trust or other type of lien except as otherwise permitted by the Fannie Mae Guide or expressly agreed in writing by Purchaser and Fannie Mae;
(15)

if the Mortgage (i) is an adjustable rate mortgage; (ii) is being financed by one or more issues of bonds and credit enhancement and, if applicable, liquidity, is being provided by Fannie Mae; or (iii) the provisions of the Loan Documents have been modified (except by a standard Fannie Mae form schedule or exhibit) or otherwise permitted by Fannie Mae in accordance with the Guide, then the Lender has obtained an opinion of Borrower’s counsel either approved by Fannie Mae in writing or in substance in the form required by Fannie Mae, which provides substantially that the Mortgage Note, Security Instrument and other Loan Documents have been properly executed by the Borrower, any Key Principal and any guarantor, are valid, and their terms may be enforced by Fannie Mae, Purchaser or other mortgagee of record, or by their respective successors and assigns as mortgagee, subject to any applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general applicability to or affecting creditor’s rights, and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity;

(16)

the Loan Documents have been properly signed by the Borrower and are valid and enforceable obligations of the Borrower, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or creditor’s rights laws, or other general principles of equity;

(17)

the Seller acknowledges and agrees that Fannie Mae will rely on electronic data submitted by the Purchaser (including, but not limited to, data related to the Mortgage, the Borrower, and the Mortgaged Property in connection with the Purchaser’s request for issuance of a Commitment from Fannie Mae, or delivery of loan data by the Purchaser, to meet Fannie Mae’s regulatory requirements, and in connection with loan servicing, reporting and remitting), and, accordingly, the Seller hereby represents and warrants that all electronic data submitted by the Seller to Purchaser is accurate and complete;

(18)

the Property is not damaged by any Catastrophic Event, including but not limited to by fire, wind, or other cause of loss, the Mortgaged Property has not been taken by condemnation or other similar proceeding in manner that would impair the value or usefulness of the Mortgaged Property, and no proceeding is pending for the partial or total condemnation of the Mortgaged Property;

(19)

any improvements that are included in the appraised value of the property are totally within the property’s boundaries and building restriction lines and no improvements on adjoining property encroach on the mortgaged property unless FHA or VA regulations or the Fannie Mae Guide permit such an encroachment;

(20)	the Seller has complied with any applicable federal or state laws, regulations, or other requirements on consumer credit, equal credit opportunity, and truth-in-lending;

(21)

a casualty insurance policy on the property is in effect and is written by a generally acceptable insurance company and provides fire and extended coverages for an amount at least equal to the amount required by the Fannie Mae Guides;

(22)

a flood insurance policy is in effect on the property if any part of it is in an area listed in the Federal Register by the Federal Emergency Management Agency as an area with special flood hazards, and if insurance is available and the flood insurance is written by a generally acceptable insurance company, meets current guidelines of the Federal Insurance Administration, and is for an amount at least equal to the amount required by the Fannie Mae Guides;

(23)

if the Mortgage Loan is insured or guaranteed by any party, including without limitation any governmental authority, such insurance or guaranty is in full force and effect, and the Seller has complied with all applicable provisions of the insurance or guaranty that covers the Mortgage Loan;

(24)

if the Mortgage Loan is a Hybrid ARM Mortgage Loan, the Hybrid ARM Mortgage Loan meets all of the additional underwriting requirements provided in the applicable Chapter of the Fannie Mae Guide, all of the terms of the mortgage may be enforced by Purchaser, Fannie Mae, or their successors and assigns, and any adjustments to the interest rate or the principal balance will not affect the priority of the lien warranted;

(25)

the origination, servicing and collection practices used by Seller or, to Seller’s knowledge, any prior holder or servicer of the Mortgage Loan have been in compliance with all applicable laws and regulations, and substantially in accordance with the practices of prudent multifamily mortgage lenders with respect to similar mortgage loans and in compliance with the Guide in all material respects; and

(26)

the Mortgage Loan was underwritten in accordance with the Fannie Mae Guide, is eligible for securitization, and the representations, warranties, covenants and other obligations under Fannie Mae’s guidelines and Lender Contract, including the Fannie Mae Guide, are incorporated herein by reference in their entirety, except where Fannie Mae has expressly waived such requirements in writing respecting such Mortgage Loan through an approved Waiver request in the written Pre-Review approval provided by the Fannie Mae Deal Team in accordance with the requirements of the Fannie Mae Guide. All material submitted to support a Pre-Review request are a true, correct and accurate in all material respects.  Seller represents and warrants that, if it identified additional exception(s) for the Mortgage Loan after the date of the Commitment, Seller documented those exception(s) with Purchaser through an approved Waiver request in an amended written Pre-Review approval provided by the Fannie Mae Deal Team in accordance with the requirements of the Fannie Mae Guide.